EXHIBIT 99.1

Chemung Financial Corporation Reports Annual Net Income of $26.4 million, or $5.64 per Share, and Fourth Quarter 2021 Net Income of $6.5 million, or $1.38 per Share

ELMIRA, N.Y., Jan. 26, 2022 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $26.4 million, or $5.64 per share, for the year ended December 31, 2021, compared to $19.3 million, or $4.01 per share, for the year ended December 31, 2020. Net income was $6.5 million, or $1.38 per share, for the fourth quarter of 2021, compared to $5.2 million, or $1.11 per share, for the fourth quarter of 2020.

“2021 was a record-setting year for our institution, with net income and earnings per share increasing 37.2 percent and 40.7 percent year-over-year, respectively,” said Anders M. Tomson, President & CEO of Chemung Financial Corporation. “Organic loan growth, strong fee income due to new business relationships from the Wealth Management Group, and cost-savings measures all contributed to our successful year,” Tomson added. “We are encouraged by the volume of loans originated from our new presence in Western New York, as well as the trends of an improving efficiency ratio and decreasing non-performing loans.”

Fourth Quarter Highlights1:

  Loans1, net of PPP, grew $89.6 million, or 6.46%.

  The Corporation's new Clarence, New York office originated $47.0 million in loans1 as of December 31, 2021.
  The Corporation had no pandemic-related loan modifications1 as of December 31, 2021.
  Deposits1 increased $117.7 million, or 5.8%.
  Wealth Management Group realized record fee income of $11.1 million for the year ended December 31, 2021.
  Non-performing loans decreased from $8.4 million as of September 30, 2021 to $8.1 million as of December 31, 2021, representing 0.54% of total loans.
  Book Value per share increased 2.5% from $44.00 per share as of September 30, 2021, to $45.09 per share as of December 31, 2021.
  Tangible Book Value2 per share increased 2.8% from $39.34 per share as of September 30, 2021, to $40.44 per share as of December 31, 2021.
  Dividends declared during the fourth quarter 2021 were $0.31 per share.
  As of December 31, 2021, a total of 34,921 shares of common stock at a total cost of $1.3 million were repurchased by the Corporation under its share repurchase program. The weighted average cost was $38.55 per share. Remaining buyback authority under the share repurchase program was 215,079 shares at December 31, 2021.

1 Balance sheet comparisons are calculated as of December 31, 2021 versus December 31, 2020.
2 See GAAP to Non-GAAP Reconciliations, included within.

2021 vs 2020

Net Interest Income:
Net interest income for the year ended December 31, 2021 totaled $65.6 million compared with $62.9 million for the prior year, an increase of $2.7 million, or 4.2%. The increase was primarily due to an increase of $2.9 million in interest and dividend income on taxable securities and a decrease of $0.6 million in total interest expense, offset by decreases of $0.6 million in interest income on interest-earning deposits, and $0.2 million in interest income on loans, including fees.

The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $343.0 million and the one-time recognition of $0.6 million related to prepayment penalties on a Fannie Mae Delegated Underwriting and Servicing (DUS) obligation. The decrease in interest expense on deposits was due primarily to the decreases in average rates paid on interest-bearing checking, and savings and money market products. The decrease in interest income on interest-earning deposits was due primarily to the drop in interest rates on overnight deposits with the average yield on interest-earning deposits declining from 0.54% in 2020 to 0.17% in 2021, and a decrease of $53.1 million in the average balance of interest-earning deposits in 2021 when compared to the prior year. The decrease in interest income on loans, including fees was due primarily to decreases in the commercial, consumer and mortgage loan portfolio average yields due to a decrease in interest rates, partially offset by increases in average invested balances in the commercial and mortgage loan portfolios.

Fully taxable equivalent net interest margin was 2.84% for the year ended December 31, 2021, compared with 3.25% for the prior year. Average interest-earning assets increased $379.4 million in 2021 compared to the prior year. The average yield on interest-earning assets decreased 47 basis points while the average cost of interest-bearing liabilities decreased nine basis points in 2021 when compared to the prior year.

The provision for loan losses for the year ended December 31, 2021 totaled $17.0 thousand compared with $4.2 million for the prior year, a decrease of $4.2 million, or 99.6%. The December 31, 2021 provision included a $1.5 million increase in reserves for impaired loans, primarily due to the impairment of one commercial real estate loan. Additionally, the general component of the allowance based on historical loss experience was reduced in total by $1.6 million, primarily a result of the decrease in the pandemic related reserve which included $1.4 million released and $0.2 million utilized for downgraded loans, with a remaining balance of $2.4 million at December 31, 2021. In 2020, net charge-offs of $6.8 million were offset by a decline in reserves for impaired loans of $6.6 million. Additionally, the general component of the allowance based on historical loss experience increased by $2.8 million with the establishment of a $4.0 million reserve at year-end 2020 related to the pandemic, partially offset by a decrease of $1.2 million due to a net decrease in the historical loss factors due to a large 2018 loan charge-off which no longer impacted the calculation. Reserves also increased by $0.9 million in 2020 on other classified loans.

Non-Interest Income:
Non-interest income for the year ended December 31, 2021 was $23.9 million compared to $21.1 million for the prior year, an increase of $2.7 million, or 13.0%. The increase was due primarily to increases of $1.6 million in wealth management group fee income, $0.8 million in interchange revenue from debit card transactions, $0.2 million in change in fair value of equity investments, and a $0.7 million one-time refund of real estate taxes, sales tax rebates and Mastercard incentives as compared to the prior year, offset by a $0.7 million decrease in net gains on sales of residential mortgage loans sold into the secondary market.

The increase in wealth management group fee income was primarily attributed to new business relationships and an increase in the market value of total assets under management or administration. The increase in interchange revenue from debit card transactions in the current quarter was primarily attributable to an increase in consumer debit card usage when compared to the prior year.

Non-Interest Expense:
Non-interest expense for the year ended December 31, 2021 was $55.7 million compared with $55.9 million in the prior year, a decrease of $0.2 million, or 0.5%. The decrease was due primarily to a decrease of $1.3 million in other non-interest expense, a $0.6 million increase in the credit related to the net periodic pension and post-retirement benefits, and a decrease of $0.4 million in furniture and equipment expenditures, offset by increases of $0.9 million in data processing expense, $0.5 million in pension and other employee benefits, $0.4 million in FDIC insurance, and $0.2 million in professional services.

The decrease in other non-interest expense was primarily due to a $0.7 million reserve established in 2020 related to a compliance matter with NYS Department of Financial Services, and the subsequent $0.3 million release of the remaining reserve upon resolution of the matter in 2021, as described in the Corporation's Form 8-K filed June 29, 2021. Also contributing to the decrease was $0.4 million in costs related to the closing of a branch location, including equipment and leasehold improvements and a $0.2 million lease buy-out in the prior year, and a $0.4 million decrease due to a change in restricted stock vesting requirements based upon the adoption of the Corporation's 2021 Equity Incentive Plan as approved by shareholders on June 8, 2021. The increase in the credit related to the net periodic pension and post-retirement benefits was primarily due to a change in factors used to prepare annual actuarial estimates. Furniture and equipment expenditures decreased primarily due to a decrease in depreciable assets and an overall decrease in building furniture and equipment expenditures when compared to the prior year. Data processing expenses increased primarily due to investment in new initiatives in the current year and a $0.2 million credit received in the prior year. Pension and other employee benefits increased primarily due to an increase in healthcare costs when compared to the prior year. FDIC insurance increased primarily due to an increase in the assessment base due to increased average asset balances. Professional services increased primarily due to additional consulting services in the current year.

Income Tax Expense:

Income tax expense for the year ended December 31, 2021 was $7.3 million compared with $4.6 million for the prior year, an increase of $2.7 million. The effective tax rate for the year ended December 31, 2021 increased to 21.7% compared to 19.3% for the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

4th Quarter 2021 vs 4th Quarter 2020

Net Interest Income:

Net interest income for the fourth quarter of 2021 totaled $16.9 million compared to $16.4 million for the same period in the prior year, an increase of $0.5 million, or 3.0%, due primarily to an increase of $0.9 million in interest and dividend income on taxable securities and a $0.1 million decrease in total interest expense, offset by decreases of $0.4 million in interest income on loans, including fees, and $0.1 million in interest income on interest-earning deposits.

The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $332.3 million. The decrease in interest expense on deposits was due primarily to the decreases in average rates paid on interest-bearing checking, and savings and money market products. The decrease in interest income on loans, including fees was due primarily to a decrease in average balances on consumer and commercial loans and decreases in the consumer and mortgage loan portfolios average yield due to a decrease in interest rates. The decrease in interest income on interest-earning deposits was due primarily to the drop in interest rates on overnight deposits with the average yield on interest-earning deposits declining from 0.31% in the fourth quarter of 2020 to 0.16% in the fourth quarter of 2021, and a decrease of $93.7 million in the average balance of interest-earning deposits in the fourth quarter of 2021 when compared to the same period in the prior year.

Fully taxable equivalent net interest margin was 2.85% for the fourth quarter 2021, compared to 3.06% for the same period in the prior year. Average interest-earning assets increased $219.7 million for the three months ended December 31, 2021 compared to the same period in the prior year. The average yield on interest-earning assets decreased 24 basis points to 2.99%, while the average cost of interest-bearing liabilities decreased five basis points to 0.22%, for the three months ended December 31, 2021 compared to the same period in the prior year.

Non-Interest Income:

Non-interest income for the three months ended December 31, 2021 was $5.8 million compared to $6.0 million for the same period in the prior year, a decrease of $0.2 million, or 3.1%. The decrease in the current quarter was due primarily to a decrease of $0.6 million in net gains on sales of loans held for sale, offset by increases of $0.3 million in wealth management group fee income and $0.1 million in interchange revenue from debit card transactions.

The decrease in net gains on sales of loans held for sale was primarily attributable to a decrease in residential mortgage loans sold into the secondary market when compared to the same period in the prior year. The increase in wealth management group fee income was primarily attributed to new business relationships and an increase in the market value of total assets under management or administration. The increase in interchange revenue from debit card transactions in the current quarter was primarily attributable to an increase in consumer debit card usage when compared to the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the fourth quarter of 2021 was $14.4 million compared to $15.6 million for the same period in the prior year, a decrease of $1.2 million, or 7.8%. The decrease can be mostly attributed to decreases of $1.3 million in other non-interest expense, $0.2 million in salaries and wages and a $0.2 million increase in the credit related to other components of net periodic pension cost (benefits), offset by increases of $0.3 million in data processing expenses and $0.2 million in pension and other employee benefits.

The decrease in other non-interest expense was primarily due to a $0.7 million reserve established in 2020 related to a compliance matter with NYS Department of Financial Services, and the subsequent $0.3 million release of the remaining reserve upon resolution of the matter in 2021, as described in the Corporation's Form 8-K filed June 29, 2021. Also contributing to the decrease was $0.4 million in costs related to the closing of a branch location, including equipment and leasehold improvements and a $0.2 million lease buy-out in the same period of the prior year, and a $0.4 million decrease due to a change in restricted stock vesting requirements based upon the adoption of the Corporation's 2021 Equity Incentive Plan as approved by shareholders on June 8, 2021. The decrease in salaries and wages was primarily attributable to year end adjustments with respect to incentive payouts when compared to the same quarter in the prior year. The increase in the credit related to net periodic pension and post-retirement benefits was primarily due to a change in factors used to prepare annual actuarial estimates. Data processing expenses increased primarily due to the addition of new services when compared to the same quarter in the prior year. Pension and other employee benefits increased primarily due to an increase in healthcare costs when compared to the same quarter in the prior year.

Income Tax Expense:

Income tax expense for the fourth quarter of 2021 was $1.8 million compared to $1.3 million for the same period in the prior year, an increase of $0.5 million. The effective tax rate for the current quarter increased to 21.6% compared to 19.8% for the same period in the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

4th Quarter 2021 vs 3rd Quarter 2021

Net Interest Income:

Net interest income for the fourth quarter of 2021 totaled $16.9 million compared to $16.8 million for the prior quarter, an increase of $0.1 million, or 0.4%, due primarily to an increase of $0.2 million in interest income on loans, including fees, offset by a decrease of $0.2 million in interest and dividend income on taxable securities.

The increase in interest income and fees from loans, including fees, can be primarily attributed to a six basis points increase in total loan portfolio average yield due to accelerated recognition of PPP fees. The Corporation recorded $1.1 million of PPP fees in the fourth quarter of 2021, of which $0.9 million represented accelerated recognition of fees related to SBA loan forgiveness of $25.0 million in loan balances. In the third quarter of 2021, $1.2 million of PPP fees were recorded, of which $0.9 million represented accelerated recognition of fees related to SBA loan forgiveness of $71.6 million in loan balances. The decrease in interest and dividend income on taxable securities can be primarily attributed to the one-time recognition of $0.5 million related to a prepayment penalty on a Fannie Mae DUS obligation in the prior quarter, despite an increase in average invested balances of $71.0 million in the fourth quarter of 2021 as compared to the prior quarter.

Fully taxable equivalent net interest margin was 2.85% in the current quarter compared to 2.88% in the prior quarter. Average interest-earning assets increased $36.8 million in the current quarter compared to the prior quarter, and the average yield on interest-earning assets decreased three basis points from 3.02% in the prior quarter to 2.99% in the current quarter.

The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies and economic pressures during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. As a result, the Corporation continually evaluates various qualitative factors used to calculate the provision. As of December 31, 2021, a $2.4 million pandemic related reserve remains as part of the allowance.

Non-Interest Income:

Non-interest income for the fourth quarter of 2021 was $5.8 million compared to $6.0 million for the prior quarter, a decrease of $0.2 million, or 3.1%. The decrease was mostly attributed to a $0.1 million gain on the sale of a former branch building in the prior quarter, and a $0.1 million refund of property taxes in the prior quarter.

Non-Interest Expense:

Non-interest expense for the fourth quarter of 2021 was $14.4 million compared to $14.1 million for the prior quarter, an increase of $0.3 million, or 2.0%. The increase can be mostly attributed to increases of $0.1 million in loan expenses, $0.1 million in salaries and wages, and $0.1 million in pension and other employee benefits.

Loan expenses increased primarily due to an increase in dealer flat fees. Salaries and wages increased primarily due to annual merit increases and an increase in commission and reward expenses. Pension and other employee benefits increased primarily due to an increase in healthcare costs when compared to the prior quarter.

Income Tax Expense:

Income tax expense for the fourth quarter of 2021 was $1.8 million compared to $1.7 million for the prior quarter, an increase of $0.1 million in income tax expense. The effective tax rate for the current quarter increased to 21.6% compared to 20.4% in the prior period.

Asset Quality

Non-performing loans totaled $8.1 million at December 31, 2021, or 0.54% of total loans, compared to $10.0 million or 0.65% of total loans at December 31, 2020. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $8.2 million, or 0.34% of total assets, at December 31, 2021, compared to $10.2 million, or 0.45% of total assets, at December 31, 2020. The decrease in non-performing loans can mostly be attributed to payments received on non-performing loans across all loan portfolios. The decrease in non-performing assets can be primarily attributed to the decrease in non-performing loans.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Management continues to evaluate the potential impact of the COVID-19 pandemic as it relates to the loan portfolio. As part of this analysis, management identified what it believes to be higher risk loans through a detailed analysis of industry codes. During 2020, management increased certain allowance qualitative factors based on its assessment of the impact of the current pandemic on local, national, and global economic conditions as well as the perceived risks inherent in specific industries and credit characteristics. Based on this approach, the Corporation did not adjust the COVID-19 pandemic specific provision for the fourth quarter of 2021.

The allowance for loan losses was $21.0 million at December 31, 2021 and $20.9 million at December 31, 2020, respectively. The allowance for loan losses was 259.17% of non-performing loans at December 31, 2021 compared to 210.25% at December 31, 2020. The ratio of the allowance for loan losses to total loans was 1.38% at December 31, 2021 compared to 1.36% at December 31, 2020. The ratio of the allowance for loan losses to total loans excluding PPP loans was 1.43% at December 31, 2021, compared to 1.51% at December 31, 2020. The Corporation continues to closely monitor the loan portfolio for effects related to the COVID-19 pandemic. Changes in governmental policies and economic pressures during the pandemic placed stress on certain industries while other industries initially anticipated to be highly impacted by the pandemic demonstrated resilience. Based upon management review of these factors and the uncertainty that the pandemic continues to present, there was no change to the pandemic related portion of the allowance during the fourth quarter of 2021, with a balance of $2.4 million as of December 31, 2021. To date the Corporation has released $1.9 million and utilized $0.5 million of the pandemic related provision.

Under Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), "Temporary Relief from Troubled Debt Restructurings" loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 related modifications and therefore will not be treated as TDRs. The Consolidated Appropriations Act (CAA) signed in December, 2020 extended the provisions of Section 4013 to January 1, 2022.

On June 17, 2020 the New York legislature passed, and Governor Cuomo signed, legislation which allows certain borrowers to extend the period of forbearance on a primary residence if financial hardship is demonstrated as a result of COVID-19. At its highest point as of May 31, 2020, total loan forbearances represented 15.77% of the Corporation's total loan portfolio. As of December 31, 2021, no loan forbearances due to COVID-19 remained.

COVID-19 Loan Modifications Outstanding As Of
	June 30, 2020		Sept. 30, 2020		Dec. 31, 2020		June 30, 2021		Sept. 30, 2021		Dec. 31, 2021
		Total		Total		Total		Total		Total		Total
	#	Loan	#	Loan	#	Loan	#	Loan	#	Loan	#	Loan
	Clients	Balance	Clients	Balance	Clients	Balance	Clients	Balance	Clients	Balance	Clients	Balance
($ in millions)
Commercial	172	$167.7	31	$43.3	13	$19.8	19	$20.3	5	$2.9	0	$0.0
Retail and Residential	457	$18.0	43	$2.5	18	$1.0	5	$0.2	6	$0.1	0	$0.0

The above reflects the uncertain economic situation whereby the initial response by customers prompted a quick reaction to the unknown potential impact of COVID-19 on their business. Subsequently, customers may have reassessed their financial position prior to finalization of a modification, either modifying deferral requests or withdrawing the request altogether. In some cases, customers continued to make payments on modified loans.

Balance Sheet Activity

Total assets were $2.419 billion at December 31, 2021 compared to $2.279 billion at December 31, 2020, an increase of $139.3 million, or 6.1%. The increase can be mostly attributed to an increase of $237.4 million in securities available for sale, at estimated fair value, offset by decreases of $81.6 million in total cash and cash equivalents, and $18.2 million in loans, net of deferred origination fees and costs, and unearned income.

The increase in securities available for sale can be mostly attributed to purchases of $401.6 million, offset by a decrease of $143.2 million in paydowns, and a decrease in the value of the portfolio of $15.6 million due to increases in interest rates. The decrease in loans, net of deferred loan fees, can mostly be attributed to decreases of $25.7 million in commercial loans and $12.4 million in consumer loans, offset by an increase of $19.9 million in residential mortgage loans. During 2021, PPP loans contributed a net decrease of $107.8 million to the total loan portfolio as of December 31, 2021 due to a total of $185.5 million of paydowns received from the SBA for loan forgiveness, offset by $77.7 million in new Phase 2 loans. The PPP loan program ended May 31, 2021. The decrease in cash and cash equivalents was primarily due to changes in deposits, securities, and loans.

Total liabilities were $2.207 billion at December 31, 2021 compared to $2.080 billion at December 31, 2020, an increase of $127.6 million, or 6.1%. The increase in total liabilities can primarily be attributed to increases of $117.7 million, or 5.8% in deposits and $14.5 million in Federal Home Loan Bank of New York overnight advances, offset by a decrease of $5.0 million in other liabilities. The increase in deposits was due primarily to increases of $76.1 million in consumer deposits and $42.8 million in commercial deposits. The increase in deposits was partially attributed to the collection of stimulus checks and PPP loan disbursements. The decrease in other liabilities was due primarily to a decrease of $5.6 million in interest rate swap liabilities, primarily due to changes in interest rates.

Total shareholders’ equity was $211.5 million at December 31, 2021 compared to $199.7 million at December 31, 2020, an increase of $11.8 million, or 5.9%, primarily due to a $20.9 million increase in retained earnings, offset by a $8.9 million decrease in accumulated other income (loss). The increase in retained earnings was due primarily to net income of $26.4 million offset by $5.6 million in dividends declared. The decrease in accumulated other comprehensive income (loss) can mostly be attributed to a decrease in the fair market value of the securities portfolio. Treasury stock increased $0.3 million primarily due to the Corporation's common stock repurchase program, offset by the impact of the issuance of shares related to the Corporation's employee benefit plans.

The total equity to total assets ratio was 8.74% at December 31, 2021 compared to 8.76% at December 31, 2020. The tangible equity to tangible assets ratio was 7.91% at December 31, 2021 compared to 7.87% at December 31, 2020. Book value per share increased to $45.09 at December 31, 2021 from $42.53 at December 31, 2020. As of December 31, 2021, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.325 billion at December 31, 2021, including $344.2 million of assets under management or administration for the Corporation, compared to $2.091 billion at December 31, 2020, including $305.5 million of assets under management or administration for the Corporation, an increase of $234.0 million, or 11.19%. The increase in total assets under management or administration for the Corporation can be mostly attributed to new business relationships and an increase in the market value of the assets under management.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the new repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. As of December 31, 2021, a total of 34,921 shares of common stock at a total cost of $1.3 million were repurchased by the Corporation under its share repurchase program. The weighted average cost was $38.55 per share repurchased. Remaining buyback authority under the share repurchase program was 215,079 shares at December 31, 2021.

Chemung Financial COVID-19 Pandemic Update

The Corporation continues to monitor the COVID-19 pandemic while following guidance from the Centers for Disease Control (CDC), the Department of Health (DOH) and our local governments. During the past three months, positivity rates related to the Omicron variant significantly increased throughout our footprint, and the Corporation quickly reinstituted several safety measures for our employees and customers. While all of our offices remain open for business, we have limited branch access to drive-up windows and lobbies by appointment only. Employees with the ability to work remotely were encouraged to do so, while mask-wearing, social distancing and sanitizing requirements remain in effect inside our facilities. We continue our efforts to assist our customer base through the Forgiveness phase of the Small Business Administration's (SBA's) Paycheck Protection Program (PPP).

Management believes that the Corporation's liquidity position is strong. The Corporation uses a variety of resources to meet its liquidity needs. These include short term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $100,000 or more, FHLB advances, and other borrowings. As of December 31, 2021, the Corporation's cash and cash equivalents balance was $27.0 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of December 31, 2021, the Corporation's investment in securities available for sale was $792.0 million, $547.7 million of which was not pledged as collateral. Additionally, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $175.5 million, as of December 31, 2021. The Corporation did not experience excessive draws on available working capital lines of credit and home equity lines of credit during the fourth quarter 2021 due to the COVID-19 crisis, nor has the Corporation experienced any significant or unusual activity related to customer reaction to the COVID-19 crisis that would create stress on the Corporation's liquidity position.

With respect to the Corporation's credit risk and lending activities, management has taken actions to identify and assess additional possible credit exposure due to the changing environment caused by the COVID-19 crisis based upon the industry types within our current loan portfolio. Lending risks, as mentioned, are being monitored by industry, based upon NAICS code, with specific attention being paid to those industries that may experience greater stress during this time.

The COVID-19 crisis is expected to continue to impact the Corporation's financial results, as well as demand for its services and products into 2022. The short and long-term implications of the COVID-19 crisis, and related monetary and fiscal stimulus measures on the Corporation's future revenues, earnings results, allowance for loan losses, capital reserves, and liquidity are uncertain at this time.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.4 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline, making it difficult to grow assets and income;

  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

  our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

  a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;

  our cyber security risks are increased as the result of an increase in the number of employees working remotely;

  we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

  FDIC premiums may increase if the agency experiences additional resolution costs.

Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2020 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation Consolidated Balance Sheets (Unaudited)
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(in thousands)	2021	2021	2021	2021	2020
ASSETS
Cash and due from financial institutions	$17,365	$28,859	$27,439	$30,602	$29,467
Interest-earning deposits in other financial institutions	9,616	32,838	29,358	126,397	79,071
Total cash and cash equivalents	26,981	61,697	56,797	156,999	108,538

Equity investments	2,964	2,933	2,856	2,718	2,542

Securities available for sale	792,026	761,531	687,594	626,195	554,611
Securities held to maturity	3,790	3,183	2,981	2,453	2,469
FHLB and FRB stocks, at cost	4,218	3,562	3,562	3,164	3,150
Total investment securities	800,034	768,276	694,137	631,812	560,230

Commercial	1,059,848	1,060,230	1,105,520	1,128,241	1,085,554
Mortgage	259,334	253,991	246,667	245,231	239,401
Consumer	199,067	202,447	205,812	207,477	211,508
Loans, net of deferred loan fees	1,518,249	1,516,668	1,557,999	1,580,949	1,536,463
Allowance for loan losses	(21,025)	(20,940)	(20,676)	(20,909)	(20,924)
Loans, net	1,497,224	1,495,728	1,537,323	1,560,040	1,515,539

Loans held for sale	396	224	—	295	170
Premises and equipment, net	17,969	18,370	19,094	19,541	20,119
Operating lease right-of-use assets	7,546	7,084	7,274	7,335	7,145
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	15	26	68	157	258
Accrued interest receivable and other assets	43,835	41,494	41,339	41,774	43,086
Total assets	$2,418,788	$2,417,656	$2,380,712	$2,442,495	$2,279,451
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$739,607	$725,181	$674,205	$693,785	$620,423
Interest-bearing demand deposits	284,721	282,036	276,250	285,934	282,172
Money market accounts	654,553	661,049	669,953	661,132	603,583
Savings deposits	280,195	275,137	276,496	270,778	245,865
Time deposits	196,357	230,419	241,283	298,752	285,731
Total deposits	2,155,433	2,173,822	2,138,187	2,210,381	2,037,774

Advances and other debt	18,164	3,659	3,724	3,788	3,849
Operating lease liabilities	7,696	7,227	7,409	7,462	7,264
Accrued interest payable and other liabilities	26,040	26,809	27,415	26,080	30,865
Total liabilities	2,207,333	2,211,517	2,176,735	2,247,711	2,079,752

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	46,901	47,203	47,081	47,025	46,764
Retained earnings	188,877	183,873	178,673	173,325	168,006
Treasury stock, at cost	(17,846)	(17,924)	(17,972)	(17,867)	(17,525)
Accumulated other comprehensive income (loss)	(6,530)	(7,066)	(3,858)	(7,752)	2,401
Total shareholders' equity	211,455	206,139	203,977	194,784	199,699
Total liabilities and shareholders' equity	$2,418,788	$2,417,656	$2,380,712	$2,442,495	$2,279,451
Period-end shares outstanding	4,689	4,685	4,681	4,682	4,695

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Percent	Twelve Months Ended December 31,		Percent
(in thousands, except per share data)	2021	2020	Change	2021	2020	Change
Interest and dividend income:
Loans, including fees	$14,897	$15,319	(2.8)	$58,861	$59,089	(0.4)
Taxable securities	2,504	1,646	52.1	8,935	6,004	48.8
Tax exempt securities	269	261	3.1	1,061	1,060	0.1
Interest-earning deposits	20	111	(82.0)	151	754	(80.0)
Total interest and dividend income	17,690	17,337	2.0	69,008	66,907	3.1
Interest expense:
Deposits	763	905	(15.7)	3,284	3,827	(14.2)
Borrowed funds	35	35	—	135	161	(16.1)
Total interest expense	798	940	(15.1)	3,419	3,988	(14.3)
Net interest income	16,892	16,397	3.0	65,589	62,919	4.2
Provision for loan losses	70	250	(72.0)	17	4,239	(99.6)
Net interest income after provision for loan losses	16,822	16,147	4.2	65,572	58,680	11.7
Non-interest income:
Wealth management group fee income	2,826	2,524	12.0	11,072	9,492	16.6
Service charges on deposit accounts	909	840	8.2	3,214	3,134	2.6
Interchange revenue from debit card transactions	1,222	1,079	13.3	4,844	4,068	19.1
Change in fair value of equity investments	43	122	(64.8)	246	89	N/M
Net gains on sales of loans held for sale	189	814	(76.8)	1,073	1,730	(38.0)
Net gains (losses) on sales of other real estate owned	2	(8)	N/M	(16)	(79)	(79.7)
Income from bank owned life insurance	12	14	(14.3)	52	161	(67.7)
Other	584	590	(1.0)	3,385	2,529	33.8
Total non-interest income	5,787	5,975	(3.1)	23,870	21,124	13.0
Non-interest expense:
Salaries and wages	6,355	6,572	(3.3)	24,413	24,250	0.7
Pension and other employee benefits	1,636	1,458	12.2	6,086	5,553	9.6
Other components of net periodic pension and postretirement benefits	(410)	(255)	60.8	(1,583)	(1,017)	55.7
Net occupancy	1,427	1,479	(3.5)	5,873	5,885	(0.2)
Furniture and equipment	484	505	(4.2)	1,669	2,078	(19.7)
Data processing	2,258	1,946	16.0	8,519	7,576	12.4
Professional services	401	412	(2.7)	1,932	1,725	12.0
Amortization of intangible assets	11	113	(90.3)	243	484	(49.8)
Marketing and advertising	220	85	158.8	792	631	25.5
Other real estate owned expense	16	15	6.7	40	102	(60.8)
FDIC insurance	333	261	27.6	1,408	987	42.7
Loan expense	317	375	(15.5)	1,037	1,173	(11.6)
Other	1,330	2,631	(49.4)	5,253	6,508	(19.3)
Total non-interest expense	14,378	15,597	(7.8)	55,682	55,935	(0.5)
Income before income tax expense	8,231	6,525	26.1	33,760	23,869	41.4
Income tax expense	1,777	1,292	37.5	7,335	4,607	59.2
Net income	$6,454	$5,233	23.3	$26,425	$19,262	37.2
Basic and diluted earnings per share	$1.38	$1.11		$5.64	$4.01
Cash dividends declared per share	0.31	0.26		1.19	1.04
Average basic and diluted shares outstanding	4,682	4,702		4,683	4,802
N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended				As of or for the Twelve Months Ended
Consolidated Financial Highlights (Unaudited)	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2021	2021	2021	2020	2020	2021	2020
RESULTS OF OPERATIONS
Interest income	$17,690	$17,633	$16,945	$16,740	$17,337	$69,008	$66,907
Interest expense	798	801	866	954	940	3,419	3,988
Net interest income	16,892	16,832	16,079	15,786	16,397	65,589	62,919
Provision (credit) for loan losses	70	356	(150)	(259)	250	17	4,239
Net interest income after provision for loan losses	16,822	16,476	16,229	16,045	16,147	65,572	58,680
Non-interest income	5,787	5,970	6,492	5,621	5,975	23,870	21,124
Non-interest expense	14,378	14,100	13,851	13,353	15,597	55,682	55,935
Income before income tax expense	8,231	8,346	8,870	8,313	6,525	33,760	23,869
Income tax expense	1,777	1,700	2,075	1,783	1,292	7,335	4,607
Net income	$6,454	$6,646	$6,795	$6,530	$5,233	$26,425	$19,262

Basic and diluted earnings per share	$1.38	$1.42	$1.45	$1.39	$1.11	$5.64	$4.01
Average basic and diluted shares outstanding	4,682	4,684	4,683	4,691	4,702	4,683	4,802
PERFORMANCE RATIOS
Return on average assets	1.04%	1.09%	1.11%	1.12%	0.93%	1.09%	0.94%
Return on average equity	12.30%	12.68%	13.58%	13.24%	10.51%	12.94%	9.94%
Return on average tangible equity (a)	13.74%	14.16%	15.25%	14.88%	11.84%	14.49%	11.24%
Efficiency ratio (unadjusted) (f)	63.40%	61.84%	61.37%	62.38%	69.72%	62.24%	66.56%
Efficiency ratio (adjusted) (a) (b)	63.11%	61.40%	60.72%	61.64%	68.94%	61.71%	65.71%
Non-interest expense to average assets	2.32%	2.30%	2.27%	2.30%	2.76%	2.30%	2.73%
Loans to deposits	70.44%	69.77%	72.87%	71.52%	75.40%	70.44%	75.40%
YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	3.90%	3.84%	3.72%	3.81%	3.96%	3.82%	4.06%
Yield on investments	1.35%	1.49%	1.21%	1.28%	1.37%	1.34%	1.65%
Yield on interest-earning assets	2.99%	3.02%	2.90%	3.03%	3.23%	2.99%	3.46%
Cost of interest-bearing deposits	0.21%	0.21%	0.22%	0.25%	0.26%	0.22%	0.31%
Cost of borrowings	2.16%	3.56%	3.64%	3.51%	3.52%	3.05%	1.65%
Cost of interest-bearing liabilities	0.22%	0.22%	0.23%	0.26%	0.27%	0.23%	0.32%
Interest rate spread	2.77%	2.80%	2.67%	2.77%	2.96%	2.76%	3.14%
Net interest margin, fully taxable equivalent	2.85%	2.88%	2.76%	2.86%	3.06%	2.84%	3.25%
CAPITAL
Total equity to total assets at end of period	8.74%	8.53%	8.57%	7.97%	8.76%	8.74%	8.76%
Tangible equity to tangible assets at end of period (a)	7.91%	7.69%	7.72%	7.14%	7.87%	7.91%	7.87%
Book value per share	$45.09	$44.00	$43.57	$41.60	$42.53	$45.09	$42.53
Tangible book value per share (a)	40.44	39.34	38.90	36.91	37.83	40.44	37.83
Period-end market value per share	46.45	45.30	44.31	41.82	33.95	46.45	33.95
Dividends declared per share	0.31	0.31	0.31	0.26	0.26	1.19	1.04
AVERAGE BALANCES
Loans and loans held for sale (c)	$1,520,478	$1,519,264	$1,585,902	$1,557,368	$1,540,618	$1,545,579	$1,456,096
Interest earning assets	2,364,578	2,327,817	2,352,908	2,251,334	2,144,891	2,324,498	1,945,062
Total assets	2,454,294	2,427,107	2,447,587	2,357,646	2,249,949	2,421,801	2,046,786
Deposits	2,205,632	2,181,517	2,210,413	2,117,963	2,009,211	2,179,128	1,807,478
Total equity	208,147	208,023	200,627	200,035	198,036	204,239	193,741
Tangible equity (a)	186,302	186,155	178,681	177,992	175,894	182,314	171,413
ASSET QUALITY
Net charge-offs (recoveries)	(15)	$92	$83	$(244)	$3,915	$(84)	$6,792
Non-performing loans (d)	8,112	8,373	8,583	9,327	9,952	8,112	9,952
Non-performing assets (e)	8,226	8,544	8,707	9,418	10,189	8,226	10,189
Allowance for loan losses	21,025	20,940	20,676	20,909	20,924	21,025	20,924
Annualized net charge-offs (recoveries) to average loans	—%	0.02%	0.02%	(0.06%)	1.01%	(0.01%)	0.47%
Non-performing loans to total loans	0.54%	0.56%	0.55%	0.59%	0.65%	0.54%	0.65%
Non-performing assets to total assets	0.34%	0.35%	0.37%	0.39%	0.45%	0.34%	0.45%
Allowance for loan losses to total loans	1.38%	1.38%	1.33%	1.32%	1.36%	1.38%	1.36%
Allowance for loan losses to total loans, net of PPP	1.43%	1.45%	1.46%	1.50%	1.51%	1.43%	1.51%
Allowance for loan losses to non-performing loans	259.18%	250.08%	240.89%	224.19%	210.25%	259.17%	210.25%

(a)	See the GAAP to Non-GAAP reconciliations.
(b)	Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c)	Loans and loans held for sale do not reflect the allowance for loan losses.
(d)	Non-performing loans include non-accrual loans only.
(e)	Non-performing assets include non-performing loans plus other real estate owned.
(f)	Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation

Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2021			December 31, 2020			December 31, 2021 vs. 2020
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands) Interest earning assets:
Commercial loans	$1,065,059	$10,919	4.07%	$1,092,236	$11,010	4.01%	$(91)	$(258)	$167
Mortgage loans	254,941	2,132	3.32%	236,461	2,123	3.57%	9	162	(153)
Consumer loans	200,478	1,879	3.72%	211,921	2,208	4.14%	(329)	(114)	(215)
Taxable securities	752,199	2,513	1.33%	419,871	1,651	1.56%	862	1,137	(275)
Tax-exempt securities	42,318	332	3.11%	41,075	322	3.12%	10	11	(1)
Interest-earning deposits	49,583	20	0.16%	143,327	112	0.31%	(92)	(53)	(39)
Total interest earning assets	2,364,578	17,795	2.99%	2,144,891	17,426	3.23%	369	885	(516)
Non-interest earnings assets:
Cash and due from banks	24,329			24,826
Other assets	86,539			104,664
Allowance for loan losses	(21,152)			(24,432)
Total assets	$2,454,294			$2,249,949
Interest-bearing liabilities:
Interest-bearing checking	$300,309	$61	0.08%	$290,951	$72	0.10%	$(11)	$3	$(14)
Savings and money market	947,197	216	0.09%	864,540	281	0.13%	(65)	26	(91)
Time deposits	216,864	486	0.89%	239,262	552	0.92%	(66)	(49)	(17)
Long-term advances and other debt	6,425	35	2.16%	3,961	35	3.52%	—	17	(17)
Total int.-bearing liabilities	1,470,795	798	0.22%	1,398,714	940	0.27%	(142)	(4)	(138)
Non-interest-bearing liabilities:
Demand deposits	741,262			614,458
Other liabilities	34,090			38,741
Total liabilities	2,246,147			2,051,913
Shareholders' equity	208,147			198,036
Total liabilities and shareholders' equity	$2,454,294			$2,249,949
Fully taxable equivalent net interest income		16,997			16,486		$511	$888	$(377)
Net interest rate spread (1)			2.77%			2.96%
Net interest margin, fully taxable equivalent (2)			2.85%			3.06%
Taxable equivalent adjustment		(105)			(89)
Net interest income		$16,892			$16,397

(1)	Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2)	Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Twelve Months Ended December 31, 2021			Twelve Months Ended December 31, 2020			Twelve Months Ended December 31, 2021 vs. 2020
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
Interest earning assets:
Commercial loans	$1,091,569	$42,661	3.91%	$1,020,292	$41,936	4.11%	$725	$2,833	$(2,108)
Mortgage loans	248,387	8,474	3.41%	211,929	7,885	3.72%	589	1,282	(693)
Consumer loans	205,623	7,850	3.82%	223,875	9,358	4.18%	(1,508)	(733)	(775)
Taxable securities	650,974	8,946	1.37%	307,933	6,012	1.95%	2,934	5,135	(2,201)
Tax-exempt securities	41,632	1,308	3.14%	41,582	1,306	3.14%	2	2	—
Interest-earning deposits	86,313	151	0.17%	139,451	755	0.54%	(604)	(216)	(388)
Total interest earning assets	2,324,498	69,390	2.99%	1,945,062	67,252	3.46%	2,138	8,303	(6,165)
Non-interest earnings assets:
Cash and due from banks	26,150			25,040
Other assets	92,246			101,379
Allowance for loan losses	(21,093)			(24,695)
Total assets	$2,421,801			$2,046,786
Interest-bearing liabilities:
Interest-bearing checking	$287,340	$235	0.08%	$246,133	$334	0.14%	$(99)	$55	$(154)
Savings and money market	932,940	930	0.10%	797,287	1,282	0.16%	(352)	189	(541)
Time deposits	254,718	2,119	0.83%	190,072	2,211	1.16%	(92)	633	(725)
Long-term advances and other debt	4,420	135	3.05%	9,729	161	1.65%	(26)	(117)	91
Total int.-bearing liabilities	1,479,418	3,419	0.23%	1,243,221	3,988	0.32%	(569)	760	(1,329)
Non-interest-bearing liabilities:
Demand deposits	704,130			573,986
Other liabilities	34,014			35,838
Total liabilities	2,217,562			1,853,045
Shareholders' equity	204,239			193,741
Total liabilities and shareholders' equity	$2,421,801			$2,046,786
Fully taxable equivalent net interest income		65,971			63,264		$2,707	$7,543	$(4,836)
Net interest rate spread (1)			2.76%			3.14%
Net interest margin, fully taxable equivalent (2)			2.84%			3.25%
Taxable equivalent adjustment		(382)			(345)
Net interest income		$65,589			$62,919

(1)	Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2)	Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

	As of or for the Three Months Ended					As of or for the Twelve Months Ended
(in thousands, except ratio data)	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	March 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$16,892	$16,832	$16,079	$15,786	$16,397	$65,589	$62,919
Fully taxable equivalent adjustment	105	94	92	91	89	382	345
Fully taxable equivalent net interest income (non-GAAP)	$16,997	$16,926	$16,171	$15,877	$16,486	$65,971	$63,264
Average interest-earning assets (GAAP)	$2,364,578	$2,327,817	$2,352,908	$2,251,334	$2,144,891	$2,324,498	$1,945,062
Net interest margin - fully taxable equivalent (non-GAAP)	2.85%	2.88%	2.76%	2.86%	3.06%	2.84%	3.25%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended					As of or for the Twelve Months Ended
(in thousands, except ratio data)	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	March 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
EFFICIENCY RATIO
Net interest income (GAAP)	$16,892	$16,832	$16,079	$15,786	$16,397	$65,589	$62,919
Fully taxable equivalent adjustment	105	94	92	91	89	382	345
Fully taxable equivalent net interest income (non-GAAP)	$16,997	$16,926	$16,171	$15,877	$16,486	$65,971	$63,264
Non-interest income (GAAP)	$5,787	$5,970	$6,492	$5,621	$5,975	$23,870	$21,124
Less: net (gains) losses on security transactions	—	—	—	—	—	—	—
Adjusted non-interest income (non-GAAP)	$5,787	$5,970	$6,492	$5,621	$5,975	$23,870	$21,124
Non-interest expense (GAAP)	$14,378	$14,100	$13,851	$13,353	$15,597	$55,682	$55,935
Less: amortization of intangible assets	(11)	(42)	(89)	(101)	(113)	(243)	(484)
Adjusted non-interest expense (non-GAAP)	$14,367	$14,058	$13,762	$13,252	$15,484	$55,439	$55,451
Efficiency ratio (unadjusted)	63.40%	61.84%	61.37%	62.38%	69.72%	62.24%	66.56%
Efficiency ratio (adjusted)	63.11%	61.40%	60.72%	61.64%	68.94%	61.71%	65.71%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Twelve Months Ended
(in thousands, except per share and ratio data)	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	March 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$211,455	$206,139	$203,977	$194,784	$199,699	$211,455	$199,699
Less: intangible assets	(21,839)	(21,850)	(21,892)	(21,981)	(22,082)	(21,839)	(22,082)
Tangible equity (non-GAAP)	$189,616	$184,289	$182,085	$172,803	$177,617	$189,616	$177,617
Total assets (GAAP)	$2,418,788	$2,417,656	$2,380,712	$2,442,495	$2,279,451	$2,418,788	$2,279,451
Less: intangible assets	(21,839)	(21,850)	(21,892)	(21,981)	(22,082)	(21,839)	(22,082)
Tangible assets (non-GAAP)	$2,396,949	$2,395,806	$2,358,820	$2,420,514	$2,257,369	$2,396,949	$2,257,369
Total equity to total assets at end of period (GAAP)	8.74%	8.53%	8.57%	7.97%	8.76%	8.74%	8.76%
Book value per share (GAAP)	$45.09	$44.00	$43.57	$41.60	$42.53	$45.09	$42.53
Tangible equity to tangible assets at end of period (non-GAAP)	7.91%	7.69%	7.72%	7.14%	7.87%	7.91%	7.87%
Tangible book value per share (non-GAAP)	$40.44	$39.34	$38.90	$36.91	$37.83	$40.44	$37.83

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended					As of or for the Twelve Months Ended
(in thousands, except ratio data)	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	March 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$208,147	$208,023	$200,627	$200,035	$198,036	$204,239	$193,741
Less: average intangible assets	(21,845)	(21,868)	(21,946)	(22,043)	(22,142)	(21,925)	(22,328)
Average tangible equity (non-GAAP)	$186,302	$186,155	$178,681	$177,992	$175,894	$182,314	$171,413
Return on average equity (GAAP)	12.30%	12.68%	13.58%	13.24%	10.51%	12.94%	9.94%
Return on average tangible equity (non-GAAP)	13.74%	14.16%	15.25%	14.88%	11.84%	14.49%	11.24%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended					As of or for the Twelve Months Ended
(in thousands, except per share and ratio data)	Dec. 31, 2021	Sept. 30, 2021	June 30, 2021	March 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
NON-GAAP NET INCOME
Reported net income (GAAP)	$6,454	$6,646	$6,795	$6,530	$5,233	$26,425	$19,262
Net (gains) losses on security transactions (net of tax)	—	—	—	—	—	—	—
Net income (non-GAAP)	$6,454	$6,646	$6,795	$6,530	$5,233	$26,425	$19,262

Average basic and diluted shares outstanding	4,682	4,684	4,683	4,691	4,702	4,683	4,802

Reported basic and diluted earnings per share (GAAP)	$1.38	$1.42	$1.45	$1.39	$1.11	$5.64	$4.01
Reported return on average assets (GAAP)	1.04%	1.09%	1.11%	1.12%	0.93%	1.09%	0.94%
Reported return on average equity (GAAP)	12.30%	12.68%	13.58%	13.24%	10.51%	12.94%	9.94%

Basic and diluted earnings per share (non-GAAP)	$1.38	$1.42	$1.45	$1.39	$1.11	$5.64	$4.01
Return on average assets (non-GAAP)	1.04%	1.09%	1.11%	1.12%	0.93%	1.09%	0.94%
Return on average equity (non-GAAP)	12.30%	12.68%	13.58%	13.24%	10.51%	12.94%	9.94%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714